As filed with the Securities and Exchange Commission on January 27, 2021.

Registration No. 333-252124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bumble Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7370	85-3604367
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1105 West 41st Street

Austin, Texas 78756

Telephone: (512) 696-1409

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Whitney Wolfe Herd

Chief Executive Officer

Bumble Inc.

1105 West 41st Street

Austin, Texas 78756

Telephone: (512) 696-1409

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua Ford Bonnie Edgar J. Lewandowski William R. Golden III Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, D.C. 20001 Telephone: (202) 636-5500	Laura Franco Chief Legal and Compliance Officer Bumble Inc. 1105 West 41st Street Austin, Texas 78756 Telephone: (512) 696-1409	Byron B. Rooney Roshni Banker Cariello Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Class A Common Stock, par value $0.01 per share	$100,000,000	$10,910

(1)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of Class A common stock that are subject to the underwriters’ option to purchase additional shares.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE:

This Amendment No. 1 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing exhibits as indicated in Part II of this Amendment No. 1. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of the shares of Class A common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc. and Nasdaq.

Filing Fee—Securities and Exchange Commission		$10,910
Fee—Financial Industry Regulatory Authority, Inc.		15,500
Listing Fee—Nasdaq		*
Fees of Transfer Agent		*
Fees and Expenses of Counsel		*
Fees and Expenses of Accountants		*
Printing Expenses		*
Miscellaneous Expenses		*

Total	$	*

*	To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses such officer or director has actually and reasonably incurred.

Section 145 also provides that the expenses incurred by a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise in defending any action, suit or proceeding may be paid in advance of the final disposition of the action, suit or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under our amended and restated bylaws or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors or executive officers, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On October 5, 2020, the Registrant issued 100 shares of the Registrant’s Class B common stock, par value $0.01 per share, to Buzz Holdings L.P., a Delaware limited partnership, for $1.00. The issuance of such shares of Class B common stock was not registered under the Securities Act, because the shares were offered and sold in a transaction by the issuer not involving any public offering exempt from registration under Section 4(a)(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules. Financial statement schedules have been omitted because they are not required, not applicable, or not present in amounts sufficient to require submission of the schedule.

ITEM 17. UNDERTAKINGS

(1)

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3)	The undersigned registrant hereby undertakes that,

(A)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(D)

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

2.1	Agreement and Plan of Merger, dated as of November 8, 2019, by and among Buzz Holdings L.P., Buzz Merger Sub Ltd, Worldwide Vision Limited and Buzz SR Limited, as the seller representative**

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant

3.2	Form of Amended and Restated Bylaws of the Registrant

5.1	Opinion of Simpson Thacher & Bartlett LLP*

10.1	Form of Second Amended and Restated Limited Partnership Agreement of Buzz Holdings L.P.

10.2	Form of Tax Receivable Agreement

10.3	Form of Exchange Agreement

10.4	Form of Registration Rights Agreement

10.5	Form of Stockholders Agreement

10.6	Form of Indemnification Agreement

10.7	Support and Services Agreement, dated as of January 29, 2020, by and among Buzz Holdings L.P., Buzz Merger Sub Ltd. and Blackstone Buzz Holdings L.P.**

10.8	Form of Bumble Inc. 2021 Omnibus Incentive Plan†

10.9	Employment Agreement, dated January 29, 2020, by and between Buzz Holdings, L.P. and Whitney Wolfe Herd†**

10.10	Employment Agreement, entered into as of July 12, 2020, by and between Bumble Trading LLC and Tariq Shaukat†**

10.11	Employment Agreement, dated August 14, 2020, by and Between Bumble Trading LLC and Anuradha Subramanian†**

10.12	Service Agreement, dated October 11, 2016, between Badoo Limited and Idan Wallichman†**

10.13	Idan Wallichman agreement with Andrey Ogandzhanyants, dated October 5, 2017†**

10.14	Letter Agreement, dated October 2019, between Worldwide Vision Limited and Idan Wallichman†**

10.15	Letter Agreement, dated December 11, 2019, between Buzz Holdings L.P. and Idan Wallichman†**

10.16	Letter Agreement, dated July 2, 2020, between Badoo Limited and Idan Wallichman†**

10.17	Credit Agreement, dated as of January 29, 2020, by and among Buzz Bidco L.L.C., Worldwide Vision Limited (f/k/a Buzz Merger Sub Ltd.), Buzz Finco L.L.C., the guarantors party thereto from time to time, Citibank, N.A., as administrative agent, collateral agent and swingline lender, and the lenders and L/C issuers party thereto from time to time**

10.18	Amendment No. 1 to the Credit Agreement, dated as of October 19, 2020, by and among Buzz Bidco L.L.C., Buzz Finco L.L.C., the guarantors party thereto, Citibank, N.A., as administrative agent, collateral agent and swingline lender and the lenders party thereto**

10.19	Security Agreement, dated as of January 29, 2020, by and among the grantors identified therein and Citibank, N.A., as collateral agent**

10.20	Founder Agreement, dated as of November 8, 2019, by and between Buzz Holdings L.P. and Whitney Wolfe Herd**

Exhibit No.	Description

10.21	First Amendment to Founder Agreement, dated as of May 1, 2020, by and between Buzz Holdings L.P. and Whitney Wolfe Herd**

10.22	Trademark Assignment and License, dated as of January 29, 2020, by and between Whitney Wolfe Herd and Bumble Holding Limited**

10.23	Restrictive Covenant Agreement, dated as of November 8, 2019, between Buzz Holdings L.P. and Whitney Wolfe Herd**

10.24	Amended and Restated Incentive Unit Subscription Agreement, dated June 19, 2020, between Beehive Holdings II, LP and Buzz Holdings L.P.†**

10.25	Incentive Unit Award Agreement, dated August 8, 2020, between Tariq Shaukat, Buzz Holdings L.P. and Buzz Management Aggregator L.P.†**

10.26	Incentive Unit Award Agreement, dated September 21, 2020, between Anu Subramanian, Buzz Holdings L.P. and Buzz Management Aggregator L.P.†

10.27	Form of Incentive Unit Award Agreement (Director Form)†**

10.28	Form of Restricted Stock Unit Grant Notice and Agreement (Phantom Class B Unitholders – Executive Form) Under the Bumble Inc. 2021 Omnibus Incentive Plan†

10.29	Form of Option Grant Notice and Option Agreement (Phantom Class B Unitholders – Executive Form) Under the Bumble Inc. 2021 Omnibus Incentive Plan†

10.30	Subscription Agreement between Tariq Shaukat and Buzz Management Aggregator L.P.†**

10.31	Form of Bumble Inc. 2021 Employee Stock Purchase Plan†

10.32	Form of Unit Adjustment Letter†

10.33	Form of Unit Adjustment Letter (Whitney Wolfe Herd)†

16.1	Letter of Ernst & Young LLP dated October 30, 2020**

21.1	Subsidiaries of the Registrant**

23.1	Consent of Ernst & Young LLP, as to Bumble Inc.**

23.2	Consent of Ernst & Young LLP, as to Worldwide Vision Limited**

23.3	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)*

23.4	Consent of Amy M. Griffin to be named as a director nominee**

23.5	Consent of Jennifer B. Morgan to be named as a director nominee**

24.1	Power of Attorney (included in signature pages of this Registration Statement)**

*	To be filed by amendment.
**	Previously filed.
†	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 27th day of January, 2021.

BUMBLE INC.

By:	/s/ Anuradha B. Subramanian
	Name: Title:	Anuradha B. Subramanian Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Whitney Wolfe Herd, Tariq M. Shaukat, Anuradha B. Subramanian and Laura Franco, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 27th day of January, 2021.

Signature	Title

* Whitney Wolfe Herd	Chief Executive Officer and Director (principal executive officer)

* Ann Mather	Chair of the Board of Directors

* Christine L. Anderson	Director

* R. Lynn Atchison	Director

* Sachin J. Bavishi	Director

* Matthew S. Bromberg	Director

Signature	Title

* Jonathan C. Korngold	Director

* Elisa A. Steele	Director

* Pamela A. Thomas-Graham	Director

/s/ Anuradha B. Subramanian Anuradha B. Subramanian	Chief Financial Officer (principal financial officer and principal accounting officer)

*By:	/s/ Anuradha B. Subramanian
Name: Anuradha B. Subramanian
Title: Attorney-in-fact